Exhibit 10.28

AMENDMENT NO. 1

TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Employment Agreement by and between Pascal Druzgala (“Executive”) and ARYX THERAPEUTICS, INC., a Delaware corporation  (the “Company”) dated July 23, 2002 (the “Prior Agreement”), is entered into and effective as of December 19, 2008 (the “Effective Date”). Capitalized terms not herein defined shall have the meanings ascribed to them in the Prior Agreement.

WHEREAS, the Company and the Executive previously entered into the Prior Agreement; and

WHEREAS, the Company and the Executive wish to amend the Prior Agreement by entering into this Amendment to comply with the parties’ intent that the Prior Agreement be interpreted, construed and administered in a manner that satisfies Section 409A of the Internal Revenue Code of 1986, as amended from time to time, among other things.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and the Executive, intending to be legally bound, hereby amend the Prior Agreement effective as of the Effective Date and agree as follows:

SECTION 1.         AMENDMENT TO THE PRIOR AGREEMENT

Effective as of the Effective Date, the following sections of the Prior Agreement are hereby amended and restated in their entirety to read as follows:

1.             Section 5.1(c) shall read:

Termination Without Cause.  If the Company terminates Executive’s employment at any time without Cause (and other than as a result of death) and such termination is a “separation from service” under Treasury Regulation Section 1.409A-1(h), (i) the Company shall make a lump sum severance payment to Executive in an amount equal to six (6) months of Executive’s then-current base salary, subject to withholdings and deductions, payable within ten (10) days after the effective date of the release executed in satisfaction of the requirements set forth in Section 8 of this Agreement, (ii) if you timely elect COBRA health insurance coverage, the Company will reimburse your COBRA premiums for a maximum of either six (6) months following the date your employment terminates or until you secure health insurance coverage from another source, whichever occurs sooner (but in no event after Executive ceases to be eligible for COBRA), and (iii) the vesting of the Option shall immediately accelerate with respect to the number of shares that would otherwise vest if the Executive was to remain employed by the Company over the six (6) month period following the date of such termination.  Executive shall not be entitled to this severance pay and Option acceleration unless and until the release requirements set forth in Section 8 of this Agreement are satisfied.

2.             Section 5.2(c) shall read:

Executive’s Resignation for Good Reason.  Executive may resign his employment for Good Reason (as defined below) so long as Executive provides the Company with written notice specifying the occurrence of the event which forms the basis for his resignation for Good Reason within ninety (90) days following its initial existence and provides the Company forty-five (45) days to cure such condition, and the Executive’s resignation is effective within thirty (30) days following the end of such cure period if the condition is not cured.  In the event that Executive resigns his employment for Good Reason and such termination is a “separation from service” under Treasury Regulation Section 1.409A-1(h), (i) the Company shall make a lump sum severance payment to Executive in an amount equal to six (6) months of the Executive’s then current base salary, subject to applicable withholdings and deductions, (ii) if you timely elect COBRA health insurance coverage, the Company will reimburse your COBRA premiums for a maximum of either six (6) months following the date your employment terminates or until you secure health insurance coverage from another source, whichever occurs sooner, and (iii) the vesting of the Option shall immediately accelerate with respect to the number of shares that would otherwise vest if the Executive was to remain employed by the Company over the six (6) month period following the date of such termination.  Executive shall not be entitled to any of this severance pay unless and until the release requirements set forth in Section 8 of this Agreement are satisfied.

3.             Section 5.2(d) shall read:

Definition of Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any one of the following events which occurs on or after the commencement of Executive’s employment without Executive’s consent: (i) any material reduction of Executive’s then current annual base salary, except to the extent that the annual base salary of all other officers of the Company is similarly reduced; (ii) any material diminution of the Executive’s duties, responsibilities, or authority; (iii) any requirement that the Executive relocate to a work site that would increase the Executive’s one-way commute distance by more than thirty-five (35) miles; or (iv) any material breach by the Company of its obligations under this Agreement.

4.             Section 6.2 shall read:

Change of Control Termination.  In the event Executive’s employment with the Company is involuntarily terminated without Cause by the Company or its successor, or Executive resigns for Good Reason, and in either case such termination is a “separation from service” under Treasury Regulation Section 1.409A-1(h) and such termination or resignation occurs within thirteen (13) months following a Change of Control, Executive shall be entitled to: (a) the benefits set forth in either 5.1(c) or 5.2(c), as applicable; (b) the vesting of the Standard Option shall be accelerated such that the Standard Option shall become fully vested; and (c) to the extent that Executive was serving as the Chief Executive Officer immediately prior to the Change in Control, the Special Option shall be accelerated such that the Special Option shall become fully vested.  Executive’s receipt of the severance payment and accelerated vesting of the Options provided in this Section 6.2 shall be conditioned on Executive’s full compliance with the release requirements set forth in Section 8 of this Agreement.

5.             Section 8 shall read:

RELEASE. As a condition of receiving the severance benefits under this Agreement to which Executive would not otherwise be entitled, Executive shall execute a release in the form attached hereto as Exhibit B (the “Release”).  Unless the Release is executed by Executive and delivered to the Company within twenty-one (21) days after the termination of Executive’s employment with the Company and become effective within seven (7) days thereafter, Executive shall not receive any severance benefits (including severance payments and Option acceleration) provided for under this Agreement.

SECTION 2.         ADDITIONAL PROVISIONS

2.1          ENTIRE AGREEMENT AND MODIFICATION.  The Prior Agreement, together with this Amendment, constitute the entire agreement among the parties with respect to the subject matter thereof and hereof and supersede any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

2.2          GOVERNING LAW.  This Amendment shall be governed by, construed and interpreted in accordance with the laws of the State of California without regard to its choice of law principles.

2.3          COUNTERPARTS.  This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

2.4          HEADINGS.  The Section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

2.5          SEVERABILITY.  Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment on and effective as of the Effective Date.

ARYx THERAPEUTICS, INC.		PASCAL DRUZGALA

By:	/s/ Paul Goddard	/s/ Pascal Druzgala
	Paul Goddard	December 29, 2008.
Chairman and Chief Executive Officer